                                                                   EXHIBIT 23.04


The Board of Directors
Fairchild Semiconductor Corporation of California
(formerly known as Raytheon Semiconductor, Inc):

We consent to the inclusion of our report dated February 27, 1998, with respect to the balance sheet of Raytheon Semiconductor, Inc. (a wholly owned subsidiary of Thornwood Trust) as of December 31, 1997, and the related statements of income, stockholder's equity, and cash flows for the year then ended, which report appears in this Registration Statement, and to the reference to our firm under the heading "Experts" in this Registration Statement on Form S-1.


                                                  KPMG LLP



Mountain View, California
July 30, 1999